Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
FOURTH QUARTER AND YEAR END RESULTS
AND SAFETY RATING UPDATE

Fourth Quarter Revenues Up 14% and Net Earnings Up 65%

Safety Rating Remains Satisfactory

Phoenix, AZ – January 27, 2004 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 increased 13.8% to $637.6 million, including approximately 6% from the acquisition of Merit Distribution Services, Inc., compared with $560.1 million for the corresponding quarter of 2002. The fourth quarter of 2003 includes $21.0 million of fuel surcharge revenue versus $16.5 million in 2002. Excluding this fuel surcharge revenue, revenues increased 13.4%. Net earnings were $26.7 million or 31 cents per share, compared to $16.2 million or 19 cents per share for the fourth quarter of 2002. The fourth quarters of 2003 and 2002 results include a $1.4 million and $4,500 noncash pre-tax benefit for the decrease in market value of interest rate derivative agreements. Also, the results for the fourth quarter of 2002 include the impact of a nonrecurring pretax charge reflected in the earnings from our equity investment in Transplace, Inc., of $1.2 million. The Company’s net earnings per share prior to the adjustment for interest rate derivatives and the Transplace nonrecurring charge would have been 30 cents and 20 cents for the fourth quarters of 2003 and 2002, respectively.

For the year ended December 31, 2003, the Company’s revenues were $2.4 billion, including approximately 3% from the acquisition of Merit Distribution Services, Inc., compared to $2.1 billion in 2002. The year ended 2003 includes $88.8 million of fuel surcharge revenue versus $37.8 million in 2002. Excluding this fuel surcharge revenue, revenues increased 11.9%. Net earnings for the year ended December 31, 2003 were $79.4 million or 94 cents per share, compared to $59.6 million or 69 cents per share, for the same period in 2002. The year ended December 31, 2003 results include a $2.1 million noncash pre-tax benefit for the reduction in market value of the interest rate derivative agreements of M.S. Carriers, while the results for the year ended December 31, 2002 include a $5.9 million noncash pre-tax expense for the increase in market value of these interest rate derivative agreements. The Company’s net earnings per share prior to the change in fair market value of the interest rate derivatives and the Transplace, Inc. nonrecurring charge would have been 92 cents and 74 cents for the years ended 2003 and 2002, respectively.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Our financial results reflect movement toward our goal of focusing on profitability without losing sight of our growth and service objectives. We grew our net earnings by 65% in the fourth quarter of 2003 compared to 2002 while increasing revenues by 14% over the same period. We will continue to work with our customers in addressing price adjustments on a lane basis. In addition, we are committed to attacking our operating costs with a purpose of returning to our historical operating ratio of 90% or less and restoring our double-digit return on investment to our shareholders.

For 2004, we expect to continue on the same path of improvement. We will address both rate per mile and our cost structure. We anticipate fleet growth of 4% to 5% and will continue to look at acquisitions if the target meets our profitability and return on investment goals and can easily be integrated.”

In addition, Swift announced the extension of its existing accounts receivable securitization program. Under the amended agreement, the committed term was extended to December 22, 2004.

Furthermore, Swift confirmed today that its safety rating has always been and continues to be satisfactory, the highest rating given by Federal Motor Carrier Safety Administration (FMCSA). This matter was addressed in our November 24, 2003 press release.

In response to A.G. Edwards equity research issued yesterday, Swift has the following comments.

A compliance review by the Arizona division of the FMCSA has resulted in a proposed safety rating of conditional. Swift has been in discussions with the FMCSA about the proposed rating and filed a petition for a stay of the effective date of the proposed safety rating pending a review as provided for under the FMCSA regulations. Swift’s petition for a stay was granted by the FMCSA on December 18, 2003 and the Arizona division of the FMCSA was ordered to respond to Swift’s petition for review. Swift received this response on January 19, 2004 and is in the process of drafting a reply.

Although the scope of the compliance review involved many areas within the authority of the FMCSA, there is only one issue in dispute. This area involves the accuracy of the documentation of driving logs maintained by Swift drivers and owner operators.

Swift anticipates a positive outcome. Swift has always maintained safety as a top priority and has a comprehensive internal audit program for review of driver log compliance. In addition, Swift regulates the speed of its tractors and vigorously enforces a company speed limit that is lower than many state speed limits. No operational safety issues have been raised by the FMCSA compliance review.

There are three safety ratings assigned to motor carriers: “satisfactory”, which Swift has historically maintained; “conditional”, which means that there are deficiencies requiring correction, but not so significant to warrant loss of carrier authority; and “unsatisfactory”, which is the result of acute deficiencies and would lead to revocation of carrier authority.

Even when a carrier temporarily drops to conditional status, it does not lose its carrier authority or ability to transport hazardous materials, though under contractual provisions standard in the industry, some customers may be able to reduce or terminate their relationship with the carrier. Federal regulations do not preclude a carrier from transporting hazardous materials unless the carrier has an unsatisfactory safety rating.

Based upon internal data, external data, and consultation with its regulatory counsel, Swift believes that if its rating were changed to conditional, it would be temporary and any loss of revenue would not be material.

Swift will hold a conference call to discuss these results at 4:30 PM Eastern Standard time on Wednesday, January 28, 2004. Individuals with questions may dial in at 1-800-639-1442. For others, the conference call will be broadcast live on the Internet at http://www.fulldisclosure.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future operating results and safety ratings, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs, excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three months and year ended December 31, 2003 and 2002 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,

	2003	2002	2003	2002

Operating revenue	$637,568	$560,142	$2,397,655	$2,101,472
Operating expenses:
Salaries, wages and employee benefits	230,707	201,821	872,453	776,206
Operating supplies and expenses	61,144	51,256	233,148	192,633
Fuel	83,066	75,684	326,749	260,569
Purchased transportation	115,417	94,339	417,182	358,871
Rental expense	23,248	22,487	82,405	86,166
Insurance and claims	18,137	29,704	94,685	86,078
Depreciation and amortization	37,889	36,516	150,602	147,401
Communication and utilities	6,953	6,798	28,149	27,473
Operating taxes and licenses	15,165	11,517	51,241	48,936

Total operating expenses	591,726	530,122	2,256,614	1,984,333

Operating income	45,842	30,020	141,041	117,139
Interest expense	4,491	4,008	16,202	21,979
Interest income	(276)	(638)	(770)	(2,353)
Other (income) expense	(1,451)	594	(2,373)	1,405

Earnings before income taxes	43,078	26,056	127,982	96,108
Income taxes	16,341	9,900	48,611	36,520

Net earnings	$26,737	$16,156	$79,371	$59,588

Diluted earnings per share	$.31	$.19	$.94	$.69

Shares used in per share calculations	85,076	84,829	84,727	86,928

Contact: Jerry Moyes, CEO, or Gary Enzor, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics

(Excluding Fuel Surcharge)

	Three months ended		Year ended
	December 31,		December 31,

	2003	2002	2003	2002

Total Miles *	451,832	420,942	1,762,784	1,627,804
Loaded Miles *	391,942	362,914	1,520,189	1,397,646
Trucking Revenue *	$581,519	$516,100	$2,207,928	$1,976,411
Revenue per Tractor per day	$549	$528	$542	$507
Revenue per loaded mile	$1.4837	$1.4221	$1.4524	$1.4141
Average Linehaul Tractors	16,551	15,284	15,969	15,276
Deadhead Percentage	13.25%	13.79%	13.76%	14.14%
Period End Linehaul Tractor Count
Company	14,344	12,939	14,344	12,939
Owner Operator	3,692	3,152	3,692	3,152

Total	18,036	16,091	18,036	16,091

* In Thousands

Selected Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2003	2002

Cash	$19,055	$7,930
Total Assets	$1,833,059	$1,654,482
Debt, capital leases and securitization	$418,515	$401,691
Total Liabilities	$988,444	$888,704
Equity	$844,615	$765,778

Swift Transportation Co., Inc. and Subsidiaries

Selected Cash Flow Statement Data
(in thousands)

	Year ended
	December 31,

	2003	2002

Net cash provided by operating activities	$279,672	$266,716

Capital Expenditures (net of disposal proceeds)	$(222,841)	$(218,589)
Other investing activities	(60,127)	(16,958)

Net cash used in investing activities	$(282,968)	$(235,547)

Purchase of treasury stock	$(18,869)	$(51,956)
Other financing activities	33,290	14,566

Net cash provided by (used) in financing activities	$14,421	$(37,390)